July 23, 2001

Securities and Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen,

We were previously principal accountants for Americomm Corporation and, under the date of February 9, 2001, we reported on the financial statements of Americomm Corporation as of and for the years ended December 31, 2000 and 1999. On July 19, 2001 our appointment as principal accountants was terminated. We have read Americomm Corporation=s statements included under Item 4 of its Form 8-K dated July 25, 2001, and we agree with such statements.

Sincerely,

Magee Rausch & Shelton, LLP